UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 7, 2004
Date of Report (Date of earliest event reported)

CYTOKINETICS, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50633 (Commission File Number)	94-3291317 (IRS Employer Identification No.)

280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 624-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Cytokinetics, Incorporated (the “Company”) entered into an Executive Employment Agreement and an Indemnification Agreement in connection with the September 7, 2004 appointment of Sharon Surrey-Barbari to the position of Senior Vice President of Finance and Chief Financial Officer. A description of these arrangements has been provided below in Item 5.02 “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” of this Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (c) On September 7, 2004, Sharon Surrey-Barbari, age 50, was appointed Senior Vice President of Finance and Chief Financial Officer of the Company. The position of Chief Financial Officer of the Company was previously held by Robert Blum, who otherwise retains his position and title at the Company.

     Ms. Surrey-Barbari joined the Company from InterMune, Inc., a biopharmaceutical company, where she served as Chief Financial Officer and Senior Vice President of Finance and Administration from September 2002 to August 2004. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation/Roche Pharmaceuticals, a pharmaceutical company, where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Surrey-Barbari holds a B.S. in accounting from San Jose State University.

     Under the terms of Ms. Surry-Barbari’s employment, she will be an at-will employee of the Company, and will receive a monthly salary of approximately $25,417 and a one time signing bonus of $65,000. The signing bonus is wholly refundable to the Company in the event that Ms. Surrey-Barbari voluntarily terminates her employment within the first year after starting at the Company, and half refundable if she voluntarily terminates her employment after one year but prior to two years after starting at the Company. In addition, the Company will recommend at the first meeting of its board of directors following her start date that Ms. Surrey-Barbari be granted an option to purchase 110,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the board of directors. Ms. Surrey-Barbari will also be eligible to receive an annual bonus in the discretion of the board of directors of up to 25% of her annual base salary, pro-rated for her service in 2004.

     In conjunction with Ms. Surrey-Barbari’s appointment, she and the Company entered into an Executive Employment Agreement in substantially the form as entered into between the Company and other executive officers of the Company, and an Indemnification Agreement in substantially the form entered into between the Company and officers and directors of the Company (a form of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, declared effective by the Securities and Exchange Commission on April 29, 2004).

     The Executive Employment Agreement provides for Ms. Surrey-Barbari to remain an at-will employee of the Company and to receive salary, bonus and benefits as determined in the discretion of the board of directors of the Company. In addition, this agreement provides for Ms. Surrey-Barbari to receive certain benefits if within the eighteen month period following a change of control of the Company she resigns for good reason or is terminated by the Company or its successor other than for cause. Upon such qualifying resignation or termination, Ms. Surrey-Barbari will become entitled to receive: continuing severance payments at a rate equal to her base salary for a period of eighteen months; a lump sum payment equal to her full target annual bonus; acceleration in full of vesting of options for Company common stock held by Ms. Surrey-Barbari; the lapse in full of the Company’s right of repurchase with respect to restricted shares of the Company’s common stock held by Ms. Surrey-Barbari; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date Ms. Surrey-Barbari obtains employment with generally similar employee benefits.

     The Company’s form of Indemnification Agreement attempts to provide directors and officers of the Company with the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the Indemnification Agreement provides for certain additional indemnification. Under such additional indemnification provisions, however, Ms. Surrey-Barbari will not receive indemnification for judgments, settlements or expenses if she is found liable to the Registrant (except to the extent the court determines she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The Indemnification Agreement provides for the Company to advance to Ms. Surrey-Barbari any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, Ms. Surrey-Barbari must submit to the Company copies of invoices presented to her for such expenses. Also, Ms. Surrey-Barbari must repay such advances upon a final judicial decision that she is not entitled to indemnification.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED

/s/ James H. Sabry

James H. Sabry
President and Chief Executive Officer

Date: September 10, 2004